UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2012 (June 27, 2012)

Interline Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32380 (Commission File Number)	03-0542659 (I.R.S. Employer Identification Number)

701 San Marco Boulevard Jacksonville, Florida	33207
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (904) 421-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

In connection with the previously announced consent solicitation (the “Consent Solicitation”), effective June 27, 2012 (the “Effective Time”), Interline Brands, Inc., a Delaware corporation (the “Company”), Interline Brands Inc., a New Jersey corporation (the “Issuer”) and certain of its subsidiaries entered into the Second Supplemental Indenture (the “Supplemental Indenture”) to the Indenture, dated November 16, 2010 (as amended by the First Supplemental Indenture, dated June 19, 2012, the “Indenture”), by and among the Company, the Issuer, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as Trustee, governing the Issuer’s 7.00% Senior Subordinated Notes due 2018 (the “Notes”). The Supplemental Indenture was entered into to modify the definition of “Change of Control” contained in, and add a definition of “Permitted Holders”, (the “Solicited Amendments”), to the Indenture, to allow GS Capital Partners VI, L.P., P2 Capital Master Fund I, L.P. and their respective affiliates (collectively, the “New Sponsors”) to jointly acquire control (the “Merger”) of the Company (together with its direct and indirect subsidiaries, collectively, “we,” “us” or “Interline Brands”), without triggering a “Change of Control” as defined in the Indenture).

As consideration for the Solicited Amendments:

(i)             Isabelle Acquisition Sub Inc. will make a cash payment on behalf of the Issuer of $5.00 per $1,000 (the “Consent Payment”) in aggregate principal amount of Notes held by each holder who has validly delivered a duly executed consent at or prior to the Expiration Time (as defined below) and who has not revoked the consent in accordance with the procedure described in the Consent Solicitation Statement dated June 21, 2012 (the “Consent Solicitation Statement”);

(ii)          the Issuer will amend the Indenture to increase the interest rate on the Notes under the Indenture from 7.00% to 7.50% per annum;

(iii)       the Issuer will amend the Indenture to increase the redemption price of the Notes for the twelve-month period commencing on November 15, 2013 and ending on November 14, 2014 to 105.625% and the period commencing on November 15, 2014 and ending on November 14, 2017 to 103.75%;

(iv)      the Issuer will amend the Indenture to make the Notes senior notes ranking equal in right of payment to all future incurrences of senior indebtedness (including indebtedness under the new asset based loan facility expected to be entered into in connection with the Merger)  by amending the definition of “Senior Indebtedness” to include only indebtedness that is outstanding immediately prior to the date that the Merger is consummated (including any amendment or modification to such indebtedness); and

(v)         the Issuer will amend the Indenture to replace the restriction on the incurrence  of secured indebtedness contained in the anti-layering covenant with a covenant restricting the Issuer and the Subsidiary Guarantors from incurring liens, other than certain Permitted Liens (as defined in the Consent Solicitation Statement), without equally and ratably securing the Notes, which Permitted Liens will include customary exclusions as well as a basket for Permitted Liens based on a 2.25 to 1.00 secured leverage ratio test for incurrence of secured indebtedness by the Issuer and its restricted subsidiaries.

The amendments set forth above in paragraphs (ii) to (v) (such amendments, the “Beneficial Amendments”), together with the Solicited Amendments, comprise the proposed amendments (the “Proposed Amendments”).

The consent solicitation expired at 5:00 p.m., New York City time, on June 28, 2012 (the “Expiration Time”). Pursuant to the terms of the Supplemental Indenture, the Solicited Amendments became effective and binding on all holders of the Notes at the Effective Time. However, the Beneficial Amendments will become operative only if and when the Merger is consummated. If the Merger is not consummated at or prior to 5:30 p.m., New York City time, on November 29, 2012 (as such date may be extended as described in the Supplemental Indenture), all of the Proposed Amendments, including the Solicited Amendments shall  no longer be part of the Indenture and shall be of no further effect.  The foregoing description of the Supplemental Indenture is a summary and is qualified in its entirety by reference to the Supplemental Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Item 3.03               Material Modification to Rights of Security Holders.

The information set forth under Item 1.01 is incorporated by reference as if fully set forth herein.

Item 8.01               Other Events

On June 28, 2012, the Company announced that the Issuer had received the requisite consents in connection with the Consent Solicitation. A copy of the press release announcing the receipt of the requisite consents in the Consent Solicitation is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

Exhibit Index

Exhibit No.	Description
4.1	Second Supplemental Indenture, dated as of June 27, 2012, among the Issuer and the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.

99.1	Press release, dated June 28, 2012, announcing receipt of requisite consents for consent solicitation related to the 7.00% Senior Subordinated Notes due 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLINE BRANDS, INC.

	BY:	/s/ Michael Agliata
Michael Agliata
Vice President, General Counsel & Secretary

Date: June 29, 2012

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Second Supplemental Indenture, dated as of June 27, 2012, among the Issuer and the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.

99.1	Press release, dated June 28, 2012, announcing receipt of requisite consents for consent solicitation related to the 7.00% Senior Subordinated Notes due 2018.